Exhibit 10.9

***** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[SEARS HOLDINGS LETTERHEAD]

July 18, 2011

Mr. Edgar Huber

Dear Edgar,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President, SHC and CEO and President, Lands’ End, Inc., reporting to the Lands’ End Business Unit Board of Directors. Your start date will be August 1, 2011. This letter serves as confirmation of our offer, subject to the approval of the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”) and the contingencies listed below.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $800,000.

•	Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual incentive target opportunity of 100% of your base salary. Your target incentive under the 2011 AIP will be prorated from your start date through January 28, 2012, the last day of SHC’s 2011 fiscal year. Notwithstanding the forgoing, for SHC’s 2011 fiscal year, you will be eligible to receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the 2011 AIP or (b) $400,000 (gross) (“Special Incentive Award”). The Special Incentive Award will be reduced by any amount payable to you under the 2011 AIP. Any incentive payable with respect to a fiscal year (including the Special Incentive Award) will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2011 AIP target award will be provided to you following your start date.

•	You will be eligible to receive a special cash retention bonus of $400,000 (gross) (“Retention Award”) following SHC’s 2012 fiscal year, subject to the following terms. The Retention Award will be reduced by any amount payable to you under the 2012 AIP and will be paid April 15, 2013, provided that you are actively employed at the payment date.

•	Participation in the Sears Holdings Corporation Long-Term Incentive Program (“LTIP”). You will be eligible to participate in the 2011 LTIP at 150% of your base salary. Your target award will be prorated based on the date during the performance period that you become a participant (i.e., start date). The 2011 LTIP program has a three (3) year performance cycle and may be payable after three (3) years dependent on the achievement of the applicable financial performance goals. Further details regarding your 2011 LTIP target award will be provided to you following your start date. Your participation in future LTIPs will be determined at the same time and in the same manner as other similarly positioned executives of the company.

•	You will receive a one-time sign-on bonus of $250,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC, other than for Good Reason, death or Disability (as such capitalized terms are defined in the Executive Severance Agreement referred to below), or are terminated by SHC for misconduct or integrity issues within twenty four (24) months of your start date, you will be required to repay all or a portion of this amount to SHC in accordance with the following schedule: (a) one hundred percent (100%) if the termination occurs during the first twelve (12) months of employment or (b) fifty percent (50%) if the termination occurs during the thirteenth (13th) through twenty-fourth (24th) months. Such repayment will be required to be paid to SHC within thirty (30) days of your last day worked.

•	Subject to approval of the Compensation Committee, you will receive a grant of restricted stock valued at $1,000,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Executive Severance Agreement (see below) and the approval of the Compensation Committee of this grant or (b) your start date. The restricted shares granted will be scheduled to vest on a graded basis, with twenty-five percent (25%) of the shares granted vesting on each of the next four (4) anniversaries of the grant date.

•	You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date; except as disclosed to SHC in Exhibit A, which has been approved as set forth in Exhibit A, as of the date of this offer. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•	You will be required to sign an Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement):

•	During the first twenty-four (24) months of employment, you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation.

•	After twenty-four (24) months of employment (provided that you have relocated), you will receive twenty-four (24) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation.

Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This offer is contingent upon you signing this Agreement.

•	You will be eligible for the following relocation assistance to accommodate your relocation to the Dodgeville, Wisconsin area:

•	A one-time, lump sum payment of $100,000 (net of income taxes);

•	Temporary housing for up to one hundred twenty (120) days, capped at $18,000 (net of income taxes), arranged through SHC’s relocation vendor and direct billed to SHC; and

•	Shipment (move) of your household goods from your current residence (including storage for up to 60 days), capped at $50,000, arranged through SHC’s relocation vendor and direct billed to SHC.

This represents all benefits and compensation that will be provided to you related to your relocation, including without limitation commuting and temporary living costs incurred until your relocation is completed. In all cases, determination of any gross-up will be based solely on your SHC compensation and applicable state and federal income tax rates, and withholding and remittance of the applicable tax gross up will occur no later than the end of the calendar year next following the calendar year of the payment or expenditures. Additional details on this relocation assistance are provided in the Relocation Benefits package that will be sent to you from the company’s relocation vendor. To receive these relocation benefits, you must first sign a Relocation Repayment Agreement, which will be included in the Relocation Benefits package that will be sent to you from the company’s relocation vendor. The one-time lump sum payment will be processed as soon as administratively possible after the relocation vendor receives your signed Relocation Repayment Agreement along with your direct deposit banking information. A sample copy of the Relocation Repayment Agreement is enclosed for your information.

•	You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

•	You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a pre-employment drug test.

•	The Compensation Committee will meet and make a decision regarding this offer by no later than end of day that is two (2) weeks from the date of this offer letter. For avoidance of doubt, to the extent the Compensation Committee changes, prior to your start date, the provisions set forth herein regarding annual base pay, the 2011 AIP percentage, the Special Incentive Award, the Retention Award, the 2011 LTIP, the restricted stock grant, the sign-on bonus, the Executive Severance Agreement or the one-time relocation payment, you will be entitled to revoke your acceptance of this offer within forty-eight (48) hours of notification of any such change in which case neither party will incur any liability with respect to this offer or such revocation.

Edgar, we are looking forward to you joining Sears Holdings Corporation and Lands’ End. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ J. David Works 7/25/11
J. David Works
Enclosures

Accepted:

/s/ Edgar Huber	7/18/2011
Edgar Huber	Date

Exhibit A

to SHC Offer Letter

(Presented by Edgar Huber)

Pursuant to the July 18, 2011 offer letter from Sears Holdings Corporation (SHC) to Edgar Huber (“Executive”) (“Offer Letter”), Executive hereby discloses to SHC his role and time commitments with respect to the following:

•	Board Member, Living Proof

•	Company—Living Proof is a technology-based beauty company, headquartered in Cambridge, Massachusetts. The main activity is hair care with potential plans to launch skin care in the next couple of years. LP is owned by POLARIS a Boston based venture capital company.

•	[*****]

•	[*****]

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.